Exhibit 10.6: Form for 2015 Awards

PERFORMANCE SHARE AWARD AGREEMENT

This PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is by and between Gulf Island Fabrication, Inc. (“Gulf Island” or the “Company”) and <<Participant Name>> (the “Participant”).
WHEREAS, Gulf Island has adopted the 2015 Stock Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Gulf Island, or its delegee, may, among other things, grant performance awards payable in shares of Gulf Island common stock, no par value per share (the “Common Stock”), to officers and key employees of Gulf Island or its subsidiaries (collectively, the “Company”); and
WHEREAS, the Committee believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.
NOW, THEREFORE, Gulf Island and the Participant hereby agree as follows:
Section 1.The Plan. The Plan, a copy of which has been made available to the Participant, is incorporated by reference and made a part of this Agreement as if fully set forth herein. This Agreement uses a number of defined terms that are defined in the Plan or in the body of this Agreement. These defined terms are capitalized wherever they are used.
Section 2.    Award.
(a)    On <<Grant Date>> (the “Grant Date”), Gulf Island granted to the Participant an Other Stock Based Award (the “Performance Share Award”) with a target value of $____________ (the “Target Award”), subject to the terms and conditions of this Agreement. Notwithstanding the previous sentence, if the Plan is not approved by the Gulf Island shareholders at the Company’s 2015 Annual Meeting of Shareholders, this Performance Share Award shall be null and void.
(b)    Depending on the Company’s achievement of the performance goal specified in Section 2(c) during the period beginning January 1, 2015 and ending December 31, 2016 (the “Performance Period”), the Participant shall be entitled to receive a number of shares of Common Stock equal to the value of the earned Performance Share Award as determined pursuant to Section 2(d) if, except as otherwise provided in Section 3, he or she remains actively employed with the Company on the second anniversary of the Grant Date.
(c)    The amount earned with respect to the Performance Share Award shall be based upon the Company’s achievement of the following performance criteria as determined by the Committee: the Company’s total shareholder return relative to the total shareholder return of the Company’s “Peer Group” listed on Schedule A attached hereto (“Relative TSR”) in accordance with the following matrix:

	Relative TSR
		Performance
Performance Level Compared to Peer Group		Percentage(%)

	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile or above	150%

(i)    Total shareholder return as applied to the Company or any company in the peer group means stock price appreciation from the beginning to the end of the Performance Period, including monthly reinvestment of dividends and distributions paid during the Performance Period.
(d)    The amount payable to the Participant pursuant to this Agreement shall be a number of shares of Common Stock determined by multiplying the Target Award by the Performance Percentage earned for the level of achievement of the performance criteria as determined by the Committee, and dividing that product by the closing price of a share of Common Stock on business day preceding the Payment Date (as defined below). Performance results between the Threshold, Target and Maximum levels will be interpolated based on actual results between the Threshold, Target and Maximum. The Maximum payout of the Performance Share Award is $____________.
(e)    Except as provided in Section 3(b), payment of amounts due under the Performance Share Award shall be made on ___________ (the “Payment Date”). If at the time of payment, there are insufficient shares remaining available under the Plan to satisfy the payment of the Performance Share Award, the Committee may elect to pay the Performance Share Award in cash, or such combination of cash and Common Stock, as may be necessary to comply with the shares of Common Stock available under the Plan. Prior to any payments under this Agreement, the Committee shall certify in writing, by resolution or otherwise, the percentage of the Target Award earned as a result of the achievement of Relative TSR. The Committee retains discretion to decrease the amount payable to the Participant if it deems appropriate, but shall not increase the amount payable to the Participant to an amount that is higher than the amount payable under the formula described herein.
Section 3.    Early Termination; Change of Control.
(a)    Subject to Section 3(b) below, in the event of the Participant’s termination of employment prior to the end of the Performance Period due to (i) any reason other than termination by the Participant or by the Company for Cause as determined by the Company in its sole discretion, (ii) death, (iii) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), or (iv) Retirement (as hereinafter defined), the Participant shall forfeit as of the date of termination a number of Units determined by multiplying the number of Units by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or Retirement to the end of the Performance Period and the denominator of which is twenty four. The Committee shall determine the number of Units forfeited and the amount to be paid to the Participant or his beneficiary in accordance with Section 2(e) based on the performance criteria for the entire Performance Period. As used herein, “Retirement” is defined as the voluntary termination of employment at or after age 65 with at least five years of service. In the event Participant voluntarily terminates his or her employment or the Company terminates Participant’s employment for Cause, Participant shall forfeit, as of the date of termination, all Units that may be issued as part of the Performance Share Award (including any right or claim to any portion of such award).
(b)    In the event of a Change of Control, the Performance Share Award shall be deemed to be converted into a time-based award vesting in full on the second anniversary of the Grant Date based on the Target Award Value, subject to Participant’s continued employment with the Company at vesting. Notwithstanding the foregoing, if, within one year following such Change of Control (but prior to the second anniversary of the Grant Date), the Participant’s employment is terminated by the Company without Cause or by such Participant for Good Reason, the Participant shall be deemed to have achieved the Target Award Value as of the date of such termination in accordance with the terms of the Plan, and payment of such award in full shall be made to the Participant as soon as administratively practical following Participant’s termination. Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” under Section 409A of the Code, and any regulations or guidance promulgated thereunder, then payment shall be made at the time specified in Section 2(e).
Section 4.    Forfeiture of Award.
(a)    If the Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the Performance Period or (ii) results in an increase of the value of the Participant’s Performance Share Award, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the after-tax portion of the difference between the value of the Performance Share Award received by the Participant during the three-year period following such conduct and the value that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Value”). All determination regarding the value of the award shall be made solely by the Committee in good faith.
(b)    The Performance Share Award granted hereunder is also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.
(c)    If the Committee determines that the Participant owes any amount to the Company under Sections 4(a) or 4(b) above, the Participant shall pay to the Company, without interest, the Excess Value (or the amount recoverable under Section 4(b)). The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct the amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.
Section 5.    Miscellaneous.
(a)    The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive grants of Performance Share Awards and that the grant is considered confidential information. The Participant hereby covenants and agrees not to disclose the award of Performance Share Awards pursuant to this Agreement to any other person except (i) the Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, (iii) to the extent the terms of this Agreement have been publicly disclosed by the Company and (iv) as may be required pursuant to Section 16 of the Securities Exchange Act of 1934.
(b)    At the time that all or any portion of the Performance Share Award is payable, the Participant must deliver to Gulf Island the amount of any taxes required by law to be withheld. In accordance with the terms of the Plan, the Participant may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have Gulf Island withhold from the shares of the Participant otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).
(c)    The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

(d)    Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
(e)    This Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Gulf Island reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Performance Share Award in light of Section 409A and any regulations or other guidance promulgated thereunder. Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the Performance Share Award granted thereunder.
(f)    Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Gulf Island at its office, 16255 Park Ten Place, Suite 280, Houston, TX, 77084, to the attention of the Secretary or at such other address as Gulf Island may specify in writing to the Participant by a notice delivered in accordance with this Section 5(f). All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 5(f) and Section 5(m).
(g)    Neither this Agreement nor the rights of Participant hereunder shall be transferable by the Participant during his life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Participant in connection herewith shall be transferred, assigned, pledged or hypothecated by Participant or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.
(h)    Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.
(i)    This Agreement shall be governed by and construed in accordance with the laws of the State of [Texas/Louisiana]. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Performance Share Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of [Harris County, Texas, or the federal courts for the United States for the Southern District of Texas] or [Orleans Parish, Louisiana or the federal courts for the United States for the Eastern District of Louisiana], and no other courts, where this grant is made and/or to be performed.
(j)    If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Gulf Island intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
(k)    The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided herein or in the Plan or as it may be amended from time to time by a written document signed by each of the parties hereto, including by electronic means as provided in Section 5(m). Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
(l)    Gulf Island’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. Gulf Island shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement. The Participant or any successor in interest shall be and remain a general creditor of Gulf Island in the same manner as any other creditor having a general claim for matured and unpaid compensation.
(m)    Gulf Island may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Gulf Island or a third party designated by Gulf Island.
(n)    The Participant acknowledges that a waiver by Gulf Island of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Plan participant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

GULF ISLAND FABRICATION, INC.

By:
Name:
Title:

{Insert name}
Award Recipient

Schedule A

PEER GROUP COMPANIES

Cal Dive International, Inc.
Helix Energy Solutions Group Inc.
McDermott International, Inc.
Oceaneering International, Inc.
Subsea 7 SA.
Technip SA
TETRA Technologies, Inc..

If any peer group company’s Relative TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or if any such company is no longer publicly held, the Committee shall exclude that company from the peer group and, in its sole discretion, substitute another comparable company.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

A-1